EXHIBIT 5.1

April 25, 2006

Bankrate, Inc.
11760 US Highway 1 Suite 500
North Palm Beach, FL 33408

Re: Bankrate, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel for Bankrate, Inc., a corporation organized under the laws of the State of Florida (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registrant’s Registration Statement on Form S-3 filed with the Commission on March 24, 2006 and Amendment No. 1 to the Registration Statement on Form S-3 filed with the Commission on April 25, 2006 (together, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the following:

(i)
Up to an aggregate of 2,000,000 shares of the Registrant’s common stock, par value $.01 per share, (the “Common Stock”) that may be issued from time to time at indeterminate prices by the Registrant (the “Registrant Shares”); and

(ii)
Up to an aggregate of 345,893 shares of Common Stock that may be offered and sold by certain stockholders of the Registrant (the “Selling Stockholders”) from time to time at indeterminate prices (the “Selling Stockholders’ Shares”, and together with the Registrant Shares, the “Offered Shares”).

The Offered Shares may be issued by the Registrant or offered and sold the Selling Stockholders, from time to time on a delayed or continuous basis pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and the supplements to the Prospectus (the “Prospectus Supplements”).

We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida (without reference to the choice-of-law provisions, principles or decisions under Florida law). This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as amended and supplemented (the “Report”). The Report is incorporated by reference into this opinion letter.

In rendering the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on the examination of the following documents and have made no independent verification of facts asserted to be true and correct in those documents:

(A)	An Officer’s Certificate furnished to us by Edward J. DiMaria, Senior Vice President and Chief Financial Officer of the Registrant, dated as of the date of this opinion letter;

(B)	A copy of the Registrant’s Amended and Restated Articles of Incorporation;

(C)	A copy of the Registrant’s Amended and Restated Bylaws;

Bankrate, Inc.
April 25, 2006

(D)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated by reference;

(E)	The Prospectus prepared in connection with the Registration Statement and the Prospectus Supplement filed with Amendment No. 1 to the Registration Statement;

(F)
The minutes of a meeting of the Registrant’s Board of Directors (the “Board”) held on February 7 and 8, 2006, which includes resolutions authorizing and approving the filing of the Registration Statement and the issuance of the Offered Shares that may be issued by the Registrant; and

(G)	The stock records of the Registrant that the Registrant has provided to us.

Further, our opinion in paragraph 2 below is based solely on an exhibit to the Officer’s Certificate in (A) above (i) identifying the shares of Common Stock held by each Selling Stockholder and the manner in which each such Selling Stockholder acquired such shares, (ii) confirming that the Registrant’s board of directors and/or stockholders, as necessary, authorized the issuance of such shares, and (iii) confirming the Registrant’s receipt of the full consideration called for in connection with issuance of such shares.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in the Report and this opinion letter we are of the following opinion:

1. With respect to the Offered Shares to be issued by the Registrant, when (i) the Registration Statement, as finally amended, has become effective under the Securities Act; (ii) the Board of Directors of the Registrant, including any appropriate committee appointed thereby, and appropriate officers of the Registrant have taken all necessary corporate action to approve the issuance of the applicable Offered Shares (the “Authorizing Resolutions”); (iii) an appropriate Prospectus Supplement with respect to the applicable Offered Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder; (iv) the terms of the sale of the applicable Offered Securities have been duly established in conformity with the Registrant’s Articles of Incorporation and Bylaws, each as amended to date, and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Registrant and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant; (v) the applicable Offered Shares have been issued in accordance with the terms of the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto; and (vi) the Registrant has received the consideration provided for in the Authorizing Resolutions and that certain Underwriting Agreement between and among the Registrant, the Selling Stockholders and Credit Suisse Securities (USA) LLC, as representative of the several underwriters, such Offered Shares will be validly issued, and fully paid and nonassessable.

2. With respect to the Offered Shares to be offered and sold by the Selling Stockholders, such shares have been validly issued and are fully paid and nonassessable.

This opinion letter is to be used only in connection with the offering and sale of the Offered Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus and related Prospectus Supplement under the caption “Legal Matters”. In giving such consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is delivered to you solely for your benefit in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, may not be quoted, circulated or published in whole or in part or delivered to any other person, or relied upon by any other person, without the prior written consent of a shareholder of this law firm.

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law

Bankrate, Inc.
April 25, 2006

The opinions set forth in this Opinion Letter are limited to matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,

GUNSTER, YOAKLEY & STEWART, P.A.

/s/ Gunster, Yoakley & Stewart, P.A.

MB/mb

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law